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                                                                     Exhibit 2.1




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                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                             NV KONINKLIJKE KNP BT,


                            KNP BT INTERNATIONAL B.V.


                            BT OPI ACQUISITION CORP.


                                       and


                     BT OFFICE PRODUCTS INTERNATIONAL, INC.


                            Dated as of June 2, 1998




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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE 1

                              SHAREHOLDERS' ACTION

Section 1.01  Proxy Statement; Other Filings ..................................1

Section 1.02  Meeting of Stockholders of the Company ..........................2

Section 1.03  Legal Requirements for Merger ...................................2

Section 1.04  Additional Agreements and Provisions ............................2


                                ARTICLE 2

                               THE MERGER

Section 2.01  The Merger ......................................................3

Section 2.02  Effective Time ..................................................3

Section 2.03  Closing .........................................................3

Section 2.04  Certificate of Incorporation; By-laws; Officers and Directors ...3

Section 2.05  Effect on Capital Stock .........................................4
              (a)   Capital Stock of the Purchaser ............................4
              (b)   Capital Stock of Company ..................................4
              (c)   Cancellation of Treasury Stock ............................4
              (d)   Capital Stock of Company Held by Parent of International ..4

Section 2.06  Dissenting Shares ...............................................4

Section 2.07  Treatment of Options ............................................5

Section 2.08  Exchange of Certificates ........................................5
              (a)   Exchange Agent ............................................5
              (b)   Exchange Procedures .......................................5
              (c)   No Further Ownership Rights in Company Stock ..............6
              (d)   Termination of Exchange Fund ..............................6
              (e)   No Liability ..............................................6
              (f)   Lost Certificates .........................................7
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                                ARTICLE 3

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01  Organization of the Company and the Subsidiaries ................7

Section 3.02  Capitalization of the Company; Ownership ........................7

Section 3.03  Subsidiaries of the Company .....................................8

Section 3.04  Authorization ...................................................8

Section 3.05  Fairness Opinion and Approval by the Independent Committee ......8

Section 3.06  No Violations; Consents and Approvals ...........................9

Section 3.07  SEC Reports ....................................................10

Section 3.08  Information Supplied ...........................................10

Section 3.09  Litigation .....................................................10

Section 3.10  Compliance with Applicable Laws ................................11

Section 3.11  Brokers and Finders ............................................11

Section 3.12  Tax Matters ....................................................11

Section 3.13  Employee Benefits ..............................................11


                                ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF
                 PARENT, INTERNATIONAL AND THE PURCHASER

Section 4.01  Organization and Authority of Parent, International and
              the Purchaser ..................................................12

Section 4.02  Authorization ..................................................12

Section 4.03  No Violations; Consents and Approvals ..........................13

Section 4.04  Information in Proxy Statement; 13E-3 Statement ................13

Section 4.05  Brokers and Intermediaries .....................................14

Section 4.06  Litigation .....................................................14

Section 4.07  Financing ......................................................14


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                                ARTICLE 5

                    CERTAIN COVENANTS AND AGREEMENTS

Section 5.01  Conduct of Business ............................................14
              (a)   Ordinary Course ..........................................14
              (b)   Dividends; Changes in Stock ..............................15
              (c)   Governing Documents ......................................15
              (d)   No Acquisitions ..........................................15
              (e)   No Dispositions ..........................................15
              (f)   No Indebtedness ..........................................15
              (g)   Employee Benefits; Executive Compensation ................15
              (h)   Other Business ...........................................16

Section 5.02  Announcement ...................................................16

Section 5.03  No Solicitation ................................................16

Section 5.04  Notification of Certain Matters ................................17

Section 5.05  Directors' and Officers' Indemnification .......................17


                                ARTICLE 6

                          CONDITIONS PRECEDENT

Section 6.01  Conditions to Each Party's Obligation to Effect the Merger .....18
              (a)   No Injunction or Proceeding ..............................18
              (b)   Consents .................................................18
              (c)   Approval of Holders of Company Common Stock ..............18

Section 6.02  Conditions to the Obligation of the Company to Effect
              the Merger .....................................................18
              (a)   Representations and Warranties ...........................18
              (b)   Agreements ...............................................18
              (c)   Opinion of Financial Advisor .............................19

Section 6.03  Conditions to the Obligations of Parent, International and
              the Purchaser to Effect the Merger .............................19
              (a)   Representations and Warranties ...........................19
              (b)   Agreements ...............................................19
              (c)   No Material Adverse Change ...............................19


                                ARTICLE 7

                    TERMINATION, AMENDMENT AND WAIVER

Section 7.01  Termination ....................................................19


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Section 7.02  Effect of Termination ..........................................20

Section 7.03  Amendment ......................................................20

Section 7.04  Waiver .........................................................21


                                ARTICLE 8

                              MISCELLANEOUS

Section 8.01  Nonsurvival of Representations and Warranties ..................21

Section 8.02  Expenses .......................................................21

Section 8.03  Applicable Law .................................................21

Section 8.04  Notices ........................................................21

Section 8.05  Entire Agreement ...............................................23

Section 8.06  Assignment .....................................................23

Section 8.07  Headings; References ...........................................23

Section 8.08  Counterparts ...................................................24

Section 8.09  No Third Party Beneficiaries ...................................24

Section 8.10  Severability; Enforcement ......................................24


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
                          AGREEMENT AND PLAN OF MERGER



         AGREEMENT AND PLAN OF MERGER dated as of June 2, 1998 (the "Agreement") among BT Office Products International, Inc., a Delaware corporation (the "Company"), NV Koninklijke KNP BT, a Netherlands corporation ("Parent"), KNP BT International B.V., a Netherlands corporation and wholly owned subsidiary of Parent ("International"), and BT OPI Acquisition Corp., a Delaware corporation wholly owned by Parent and International (the "Purchaser").

         WHEREAS, the Boards of Directors of the Purchaser, Parent and International and the Board of Directors of the Company upon the recommendation of its independent committee of disinterested members (the "Independent Committee") have unanimously approved, and deem advisable and in the best interests of their stockholders, the acquisition of the Company by Parent and International;

         WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, International, the Purchaser and the Company and Parent and International as the stockholders of the Purchaser have each approved this Agreement and the merger of the Purchaser with and into the Company in accordance with the terms, and subject to the conditions of, this Agreement (the "Merger") and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                              SHAREHOLDERS' ACTION

         Section 1.01 Proxy Statement; Other Filings. As promptly as practicable after the date hereof, the Company shall prepare and file with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall use its best efforts to have cleared by the Commission, and promptly thereafter shall mail to its stockholders, a proxy statement and form of proxy with respect to the meeting of holders of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"). The term "Proxy Statement" shall mean such proxy statement at the time it initially is mailed to holders of Company Common Stock and all amendments or supplements thereto, if any, similarly filed and mailed. As soon as practicable after the date hereof the Purchaser shall promptly prepare and file a Rule 13E-3 Transaction Statement pursuant to Rule 13e-3 under the Exchange Act (together with any amendment or supplement thereto, the "13E-3 Statement"). The Company shall notify Parent and International promptly of the receipt by it of any comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or for additional information and will supply Parent and International with copies of all correspondence between it and its representatives, on the one hand, and the Commission or the members of its staff, on the other hand, with respect to the Proxy Statement. The Company, Parent, International and the Purchaser each shall use its best efforts to obtain and
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furnish the information required to be included in the Proxy Statement and the
13E-3 Statement and to respond promptly to any comments made by the Commission with respect to the Proxy Statement and the 13E-3 Statement and any preliminary version thereof.

         Section 1.02 Meeting of Stockholders of the Company. Promptly after the date hereof, the Company shall take all action necessary, in accordance with the DGCL, its Certificate of Incorporation and By-Laws and the requirements of the New York Stock Exchange, to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement and the Merger. In addition to the stockholder vote required to adopt and approve this Agreement and the Merger by the DGCL, the adoption of this Agreement and the Merger shall require the affirmative vote of a majority of shares held by Public Stockholders (as defined herein) that are voted at such meeting of stockholders. Subject to the fiduciary obligations of the Board of Directors of the Company under applicable law as advised by outside counsel, the Proxy Statement shall contain the determinations of the Independent Committee and the recommendation of the Board of Directors of the Company that the holders of Company Common Stock vote to adopt and approve this Agreement and the Merger. At any such meeting Parent and International shall vote, or cause to be voted, in favor of the Merger all of the shares of Company Common Stock then owned by Parent and International, respectively, or any subsidiary or affiliate of Parent or International, respectively.

         Section 1.03 Legal Requirements for Merger. (a) Parent, International and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on Parent, International or the Purchaser with respect to the Merger and will promptly cooperate with and furnish information to the Company in connection with any such requirements imposed upon the Company in connection with the Merger.

                 (b) The Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to Parent, International and the Purchaser in connection with any such requirements imposed upon Parent, International or the Purchaser in connection with the Merger.

         Section 1.04 Additional Agreements and Provisions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time (as hereinafter defined) any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation (as hereinafter defined) with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or the Purchaser, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action. The parties hereto agree to use their respective best reasonable efforts to challenge any action, including using all best reasonable efforts to have any order or injunction vacated or reversed, brought against any of the parties hereto seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the transactions contemplated by this Agreement.


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                                   ARTICLE II

                                   THE MERGER

         Section 2.01 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects as provided by the DGCL and other applicable law.

         Section 2.02 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Parent and the Company shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

         Section 2.03 Closing. The closing of the Merger (the "Closing") will take place at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York at 10:00 a.m. (New York City time) on the date of the satisfaction of the conditions provided in Article 6, or at such other time and place as the Company and Parent shall agree (the "Closing Date").

         Section 2.04 Certificate of Incorporation; By-laws; Officers and Directors. Pursuant to the Merger: (a) the Certificate of Incorporation and By-laws of the Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein and with applicable law; (b) the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger and until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified; and (c) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

         Section 2.05 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, International, the Purchaser or the holders of any shares of Company Common
Stock:

                 (a) Capital Stock of the Purchaser. Each share of Common Stock of the Purchaser, par value $1.00 per share ("Purchaser Common Stock"), which is issued and outstanding immediately prior to the Effective Time, shall be canceled.

                 (b) Capital Stock of Company. Subject to Sections 2.05(c), 2.05(d) and 2.06, each share of Company Common Stock which is issued and outstanding immediately prior to the


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
Effective Time shall be converted into and become a right to receive $13.75 in cash (the "Merger Consideration") and, when so converted, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares represented by such certificate upon surrender of such certificate in accordance with Section 2.08.

                 (c) Cancellation of Treasury Stock. Any shares of Company Common Stock that are owned immediately prior to the Effective Time by the Company or any wholly owned subsidiary of the Company which constitutes treasury stock in the hands of the holder thereof, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

                 (d) Capital Stock of Company Held by Parent or International. Any shares of Company Common Stock that are owned immediately prior to the Effective Time by Parent or International shall be converted into fully paid and non-assessable shares of common stock of the Surviving Corporation at a rate of one share of common stock of the Surviving Corporation for each 23,400 shares of Company Common Stock owned by Parent or International, respectively.

         Section 2.06 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder (if any) who has not voted in favor of the Merger or consented thereto in writing and who demands appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, in accordance with Section 2.05(b). The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         Section 2.07 Treatment of Options. Prior to the Effective Time, the Company will take all actions necessary to provide that, at the Effective Time, each option to purchase shares of Company Common Stock (a "Company Stock Option") granted under the BT Office Products International, Inc. 1995 Stock Option Plan (the "Stock Option Plan") or the BT Office Products International, Inc. Amended and Restated Non-Qualified Stock Option Agreement dated as of June 25, 1996 (the "Option Agreement"), whether or not vested, will be terminated and, in exchange for such Company Stock Option, the holder will be entitled to receive from the Company, for each share of Company Common Stock subject to such Company Stock Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price.


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
         Section 2.08 Exchange of Certificates.

                 (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, Parent shall have deposited with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.08, the aggregate amount of cash payable pursuant to Section 2.05(b) hereof in exchange for outstanding shares of Company Common Stock (the "Exchange Fund").

                 (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail (or at the request of a holder of Company Common Stock, hand deliver) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive cash pursuant to Section 2.05(b) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such shares of Company Common Stock shall pass, only upon delivery of the certificates representing such shares of Company Common Stock to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such shares of Company Common Stock, in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate or certificates representing shares of Company Common Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the shares of Company Common Stock represented by such certificate or certificates. If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company, or its transfer agent, any transfer or other taxes required by reason of the payment of Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.08 each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 2.05(b). No interest will be paid or will accrue on any amount payable as Merger Consideration. Subject to completion of the documentation referred to above, the Merger Consideration shall be paid at the Effective Time to holders of Company Common Stock.


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
                 (c) No Further Ownership Rights in Company Stock. Merger Consideration paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Section 2.08 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such certificates.

                 (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Section 2.08 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for Merger Consideration to which such holders may be entitled.

                 (e) No Liability. No party to this Agreement shall be liable to any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (f) Lost Certificates. In the event any certificate or certificates representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with, this Section 2.08, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify Parent in an agreement reasonably satisfactory to it against any claim that may be made against Parent or the Company with respect to the certificate claimed to have been lost, stolen or destroyed.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent, International and the Purchaser as follows:

         Section 3.01 Organization of the Company and the Subsidiaries. The Company and each of its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. The Company and each of its Subsidiaries is qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified or licensed, except to the extent the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect of the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole. The term "Subsidiary" means any corporation, joint venture, partnership, limited liability company or other entity of which the Company, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power under ordinary circumstance of such entity. The term "Person" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         Section 3.02 Capitalization of the Company; Ownership. The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock, of which 33,471,000 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except for outstanding Company Stock Options, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security. Following the Merger, the Company will have no obligation to issue, transfer or sell any shares of its capital stock or other securities of the Company pursuant to any employee benefit plan or otherwise.

         Section 3.03 Subsidiaries of the Company. The only direct or indirect Subsidiaries of the Company are as set forth on Schedule 3.03 to the disclosure letter dated the date hereof and delivered by the Company to Parent (the "Disclosure Letter"). All outstanding shares of capital stock or other equity interests of each Subsidiary are owned by the Company free and clear of any and all liens, claims, security interests or options, except for restrictions on transfer under federal and state securities laws. All shares of capital stock of each Subsidiary which is a corporation have been validly issued and are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant, right or security. Other than the Subsidiaries referred to in the first sentence of this Section 3.03, the Company does not own, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

         Section 3.04 Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of the Merger by the stockholders of the Company, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (other than the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company). The Board of Directors of the Company has unanimously adopted resolutions approving this Agreement and the Merger, determined that the terms of the Merger are fair to, and in the best interests of, the Company's stockholders and recommended that the Company's stockholders approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Parent, International and the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company except as such enforceability may be limited by applicable bankruptcy, insolvency,


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
reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

         Section 3.05 Fairness Opinion and Approval by the Independent Committee. On or prior to the date hereof, the Independent Committee (i) approved the terms of this Agreement and the transactions contemplated hereby as they relate to the stockholders (other than Parent, International and their affiliates) of the Company (the "Public Stockholders"), including without limitation the Merger, (ii) has determined that the Merger is fair to and in the best interest of the Public Stockholders and (iii) recommended that the Board of Directors of the Company approve and authorize this Agreement and such transactions. The Independent Committee has received the opinion, dated as of the date hereof, of BT Wolfensohn to the effect that the consideration to be received by the Public Stockholders in the Merger is fair to such stockholders from a financial point of view. Based on such opinion, and such other factors as it deemed relevant, the Board of Directors of the Company has taken all of the actions set forth in clauses in (i) and (ii) above, and has directed that this Agreement be submitted to a vote at a meeting of stockholders.

         Section 3.06 No Violations; Consents and Approvals.

                 (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

                 (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i) applicable requirements under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

     Section 3.07 SEC Reports. The Company has filed all reports and schedules (including without limitation proxy statements) required to be filed with the Commission since December 31, 1996 (collectively, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Company SEC Reports presents fairly the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly the results of operations and cash flows of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All of the Company SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

     Section 3.08 Information Supplied. (a) The Proxy Statement, on the date the Proxy Statement is mailed to stockholders of the Company and at the time of the stockholder vote referred to in Section 6.01(c), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to any information supplied by Parent, International, the Purchaser or any of their affiliates (other than the Company and its Subsidiaries) expressly for inclusion in the Proxy Statement or the 13E-3 Statement.

          (b) The information supplied in writing by the Company specifically for inclusion in the 13E-3 Statement, on the date the 13E-3 Statement is filed with the Commission and at the time mailed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 3.09 Litigation. Except as disclosed in the Company SEC Reports or as set forth on Schedule 3.09 of the Disclosure Letter, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary at law, in equity or otherwise, in, before, or by any court or governmental agency or authority which is reasonably likely to have a Material Adverse Effect.


     Section 3.10 Compliance with Applicable Laws. Except as disclosed in the SEC Reports, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have a have a Material Adverse Effect.

     Section 3.11 Brokers and Finders. Other than BT Wolfensohn, neither the Company nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to BT Wolfensohn shall be paid by the Company.

     Section 3.12 Tax Matters. The Company and its Subsidiaries have filed all federal, state, county, local and material foreign Returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes appropriate reserves for which have been made in the Company's financial statements to the extent required under generally accepted accounting principles in the United States, except where the failure to file such tax returns or to have paid such taxes would not, singly or in the aggregate, have a Material Adverse Effect. There are no assessments or adjustments that have been asserted in writing against the Company or its Subsidiaries for any period for which the Company has not made appropriate reserves in the Company's financial statements to the extent required by generally accepted accounting principles in the United States. The term "Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to any federal, state, local or foreign income, gross receipts, profits, franchise, transfer, sales, use payroll, occupation, property (real or personal), excise and similar taxes (including interest, penalties or additions to such taxes).

     Section 3.13 Employee Benefits. (a) With respect to each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, or other employee benefits or compensation to or for the benefit of any employee of the Company or its Subsidiaries (or the beneficiaries or dependents of such employees) (each such employee benefit plan and other plan, program, policy, contract or arrangement being referred to herein as a "Company Benefit Plan"),

          (i) the Company Benefit Plan has been administered in compliance with its terms and with the requirements of all applicable laws, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and

          (ii) all contributions and payments of insurance premiums required to be made with respect to such Company Benefit Plans have been made when due, except where failure to comply or to make such contributions or payments does not have and would not reasonable be expected (so far as can be foreseen at the time) to have a Material Adverse Effect.

          (b) No Company Benefit plan is a defined benefit pension plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                     PARENT, INTERNATIONAL AND THE PURCHASER

     Section 4.01 Organization and Authority of Parent, International and the Purchaser. Each of Parent and International is a corporation duly incorporated, validly existing and in good standing under the laws of the Netherlands. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.


     Section 4.02 Authorization. Each of Parent, International and the Purchaser has all corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent, International and the Purchaser. The appropriate governing bodies of each of Parent and International and the Board of Directors of Purchaser have, and Parent and International as the stockholders of the Purchaser have, approved this Agreement and the Merger. This Agreement has been duly executed and delivered by each of Parent, International and the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding obligation of each of Parent, International and the Purchaser, enforceable against each of Parent, International and the Purchaser except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

     Section 4.03 No Violations; Consents and Approvals. (a) Neither the execution, delivery and performance of this Agreement by Parent, International and the Purchaser nor the consummation by Parent, International and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the respective organizational documents, including, without limitation, if any, the certificate of incorporation or by-laws of Parent, International or the Purchaser, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Parent, International or the Purchaser is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any Laws applicable to Parent, International, the Purchaser or any of their properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a material adverse effect on the business, results of operations or financial condition of Parent, International and the Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

          (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Parent, International or the

Purchaser or the consummation by Parent, International or the Purchaser of the transactions contemplated hereby, except (i) applicable requirements under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have a material adverse effect on the business, results of operations or financial conditions of Parent, International and the Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

     Section 4.04 Information in Proxy Statement; 13E-3 Statement. (a) The information supplied in writing by Parent, International or the Purchaser specifically for inclusion in the Proxy Statement (and any amendment thereof or supplement thereto), on the date the Proxy Statement is mailed to stockholders of the Company and at the time of the stockholder vote referred to in Section 6.01(c), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          (b) The 13E-3 Statement on the date filed with the Commission and at the time mailed to stockholders of the Company, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by Parent, International or the Purchaser with respect to any information supplied by the Company or any of its Subsidiaries expressly for inclusion in the 13E-3 Statement.

     Section 4.05 Brokers and Intermediaries. Parent, International and the Purchaser have not employed any broker, finder, advisor or intermediary other than Morgan Stanley & Co. Incorporated in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to Morgan Stanley & Co. Incorporated shall be paid by the Purchaser.

     Section 4.06 Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Parent, International or Purchaser, threatened against Parent, International or Purchaser, at law, in equity or otherwise, in, before, or by any court or governmental agency or authority which would reasonably be expected to have a material adverse effect on the ability of Parent, International or Purchaser to perform their respective obligations under this Agreement.

     Section 4.07 Financing. Parent will have, at the Closing, sufficient funds to perform its obligations hereunder.

                                    ARTICLE V

                        CERTAIN COVENANTS AND AGREEMENTS

     Section 5.01 Conduct of Business. From the date of this Agreement to the Effective Time, the Company covenants and agrees (except as otherwise expressly contemplated by this Agreement or consented to in writing by Parent) that:

          (a) Ordinary Course. The Company and each of its Subsidiaries shall operate the businesses conducted by it in the ordinary and usual course, and shall use their reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with material customers and suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time.

          (b) Dividends; Changes in Stock. Other than pursuant to existing stock option plans and agreements, the Company shall not and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than dividends by wholly owned subsidiaries of the Company); (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any share of its capital stock; or (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any share of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities.

          (c) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or By-laws except as otherwise contemplated herein.

          (d) No Acquisitions. The Company shall not, and shall not permit any Subsidiary of the Company to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire, other than in the ordinary course of business consistent with past practice, any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.

          (e) No Dispositions. The Company shall not, and shall not permit any Subsidiary of the Company to, sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any of its assets, except in the ordinary course of business consistent with past practice.

          (f) No Indebtedness. The Company shall not, and shall not permit any Subsidiary of the Company to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or any Subsidiary of the Company or guarantee any debt securities of others, other than in the ordinary course of business consistent with past practice.

          (g) Employee Benefits; Executive Compensation. The Company shall not, and shall not permit any Subsidiary to, (a) adopt, amend or terminate any material employee benefit plan or (b) grant to any executive officer any increase in compensation or in severance or termination pay, or enter into or amend any employment, severance or similar agreement, arrangement or plan with any executive officer, except for normal increases in compensation in the ordinary course of business.

          (h) Other Business. Except for such actions as may be required by law, the Company shall not, and shall not permit any Subsidiary of the Company to, take any action that will result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or in any of the conditions to the Merger set forth in Article 6 not being satisfied.

     Section 5.02 Announcement. Neither the Company, on the one hand, nor Parent, International or the Purchaser, on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this
Section 5.02 to the contrary, Parent, International, the Purchaser and the Company will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by law.

     Section 5.03 No Solicitation. From the date of this Agreement to the Effective Time, the Company covenants and agrees that the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Subsidiaries ("Company Representatives") to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which the Company or any of its Subsidiaries had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section
5.03 by the Company. The Company shall promptly advise Parent of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Subsidiaries, any voting securities of the Company or any of its Subsidiaries or a substantial portion of the assets of the Company. Notwithstanding the foregoing, the Company, its Subsidiaries and Company Representatives shall not be obligated to take or refrain from taking any action pursuant to this Section 5.03 if the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that to take or refrain from taking any such action would result in a violation of its fiduciary obligations.

     Section 5.04 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company, or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.05 Directors' and Officers' Indemnification. (a) Parent shall cause the certificate of incorporation and the by-laws of the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Company, unless such modification is required by law. Parent hereby guarantees the payment obligations of the Surviving Corporation arising from the indemnification and exculpation provisions referred to in the preceding sentence.

          (b) Parent or the Surviving Corporation shall maintain in effect for three years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company currently in effect on the date of this Agreement (the "Company Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance Policies; provided, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance under this Section 5.05(b) in excess of that which is commercially reasonable; and provided further, however, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is commercially reasonable.

          Each party hereto agrees to use its best reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     Section 6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

          (a) No Injunction or Proceeding. No preliminary or permanent injunction, temporary restraining order or other decree of a Governmental Entity shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity shall have been instituted or threatened, which prohibits the consummation of the Merger or materially challenges the transactions contemplated hereby.

          (b) Consents. Other than filing the Certificate of Merger, all consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated hereby, shall have been obtained or effected or filed.

          (c) Approval of Holders of Company Common Stock. This Agreement shall have been approved and adopted by the affirmative vote of (i) a majority of the shares of Company Common Stock outstanding and (ii) a majority of the shares of Company Common Stock held by Public Stockholders that are voted at the meeting referred to in Section 1.02.

     Section 6.02 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

          (a) Representations and Warranties. The representations and warranties of Parent, International and the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such date.

          (b) Agreements. Each of Parent, International and the Purchaser shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

          (c) Opinion of Financial Advisor. The opinion of BT Wolfensohn referred to in Section 3.05 shall not have been withdrawn or revoked.

     Section 6.03 Conditions to the Obligations of Parent, International and the Purchaser to Effect the Merger. The obligations of Parent, International and the Purchaser to effect the Merger are further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (b) Agreements. The Company shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c) No Material Adverse Change. Except as set forth on Schedule 6.03(c) of the Disclosure Letter or as set forth in the Company SEC Reports, since December 31, 1997, there shall have been no material adverse change in the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) by the mutual written consent of the Boards of Directors of Parent, International and the Purchaser, and the Board of Directors of the Company upon recommendation of the Independent Committee;

          (b) by either the Company upon the recommendation of the Independent Committee, on the one hand, or Parent, International and the Purchaser, on the other hand, if:

               (i) the Merger has not been consummated on or prior to November 30, 1998; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

               (ii) the stockholders of the Company fail to approve and adopt this Agreement and the transactions contemplated hereby at the meeting of the holders of Company Common Stock referred to in Section 6.01(c) (including any adjournment thereof) by the votes referred to in
          Section 6.01(c); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the stockholders of the Company to approve and adopt this Agreement; or

               (iii) if, prior to the consummation of the Merger, the Independent Committee shall have withdrawn, or modified or changed in any manner adverse to Parent, International or the Purchaser its approval of this Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of fiduciary obligations under applicable law.

     Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, International, the Purchaser or the Company (except as set forth in this Section
7.02 and Section 7.01 hereof, each which shall survive any termination of this Agreement); provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

     Section 7.03 Amendment. This Agreement may be amended in writing by the parties hereto; provided, however, that after adoption of this Agreement and the Merger by the stockholders of the Company no such amendment may be made without the further approval of the stockholders of the Company except to the extent permitted by the DGCL. Notwithstanding the foregoing, any amendment of this Agreement on behalf of the Company shall be subject to the approval of the Board of Directors of the Company upon the recommendation of the Independent Committee.

     Section 7.04 Waiver. At any time prior to the Effective Time, whether before or after the meeting of holders of the Company Common Stock referred to in Section 6.01(c) hereof, Parent by action taken by its Board of Directors or the Company, by action taken by its Board of Directors upon the recommendation of the Independent Committee, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.


                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither Company, any Subsidiary nor any officer, director or employee or stockholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 8.02 Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 8.03 Applicable Law. The rights and duties of Parent, International, the Purchaser and the Company under this Agreement shall be governed by the law of the State of Delaware.

     Section 8.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows:
(a) if sent by registered

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
or certified mail in the United States return receipt requested, upon receipt;
(b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be sent or delivered as follows:

         If to the Company, to:

                  BT Office Products International, Inc.
                  2150 East Lake Cook Road
                  Suite 590
                  Buffalo Grove, IL  60089
                  Telephone:
                  Telecopy:

                  Attention:  Thomas F. Cullen, Esq.

         with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019-6150
                  Telephone:  (212) 403-1000
                  Telecopy:    (212) 403-2000

                  Attention:  Elliott V. Stein, Esq.



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
         If to Parent, International or the Purchaser, to:

                  NV Koninklijke KNP BT
                  Hoogoorddreef 62
                  1101 BE Amsterdam ZO
                  P.O. Box 22740
                  1100 DE Amsterdam ZO
                  The Netherlands

                  Telephone:  31-20-651-11-08
                  Telecopy:    31-20-691-88-49

                  Attention:  Heidi van der Kooij, Esq.

         with a copy to:

                  Winthrop, Stimson, Putnam & Roberts
                  Financial Centre
                  695 East Main Street
                  P.O. Box 6760
                  Stamford, CT  06904-6760
                  Telephone:  (203) 965-8262
                  Telecopy:    (203) 965-8226

                  Attention:  Frode Jensen, III., Esq.

Such names and addresses may be changed by such notice.

     Section 8.05 Entire Agreement. This Agreement (including the documents and instruments referred to herein) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     Section 8.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, Parent, International or the Purchaser may assign this Agreement to any Subsidiary of Parent, International or the Purchaser. No such assignment shall relieve Parent, International or the Purchaser of its obligations under this Agreement. Subject to the first sentence of this Section 8.06, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

     Section 8.07 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles" or "Sections" shall be deemed to be references to Articles or Sections hereof unless otherwise indicated.

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
     Section 8.08 Counterparts. This Agreement may be executed in one or more counterparts, each counterpart shall be deemed to be an original but all of which shall be considered one and the same agreement.

     Section 8.09 No Third Party Beneficiaries. Except as provided in Sections
2.07 and 5.05, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

     Section 8.10 Severability; Enforcement. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                          BT OFFICE PRODUCTS INTERNATIONAL, INC.



                          By:  /s/ Richard C. Dubin
                               Name:  Richard C. Dubin
                               Title:  Executive Vice President


                          NV KONINKLIJKE KNP BT



                          By:  /s/ Frans H.J. Koffrie
                               Name:  Frans H.J. Koffrie
                               Title:  Member Executive Board



                          KNP BT INTERNATIONAL B.V.



                          By:  /s/ Frans H.J. Koffrie
                               Name:  Frans H.J. Koffrie
                               Title:  Director


                          BT OPI ACQUISITION CORP.



                          By:  /s/ Harry G. Vreedenburgh
                               Name:  Harry G. Vreedenburgh
                               Title:  Vice President


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